EXHIBIT 10.2

Willis TOWERS WATSON Public Limited Company

2012 Equity Incentive Plan, as amended and restated

PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT
FOR EXECUTIVE OFFICERS

THIS PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT, including the Schedules attached hereto (this “Agreement”), is made by and between Willis Towers Watson Public Limited Company and any successor thereto (the “Company”) and the individual (the “Colleague”) who has signed or electronically accepted this Agreement in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator.

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Performance-Based Restricted Share Units (as hereinafter defined) provided for herein to the Colleague as an incentive for increased efforts during the Colleague’s Service (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meaning specified in the Plan or below. The plural pronoun shall include the singular, where the context so indicates.

Section 1.1
- Cause

“Cause” shall have the meaning ascribed to such term or similar term (e.g., “Good Cause”) in the Colleague’s employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company, and, in the absence of an employment agreement or such definition in the employment agreement, it shall mean: (i) the Colleague’s gross or chronic neglect or negligence in the performance of the Colleague’s employment duties with respect to the Company or its Subsidiaries or Designated Associate Companies having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Colleague’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct by the Colleague in connection with the Colleague’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Colleague to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Colleague’s restrictive covenants and other obligations as provided in the Colleague’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Colleague and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the Board) within ten (10) days after the Colleague’s receipt of such notice.

Section 1.2
- Earned Date

“Earned Date” shall mean the date that the Committee determines the attainment level of the Performance Objectives.

Section 1.3
- Earned PSUs

“Earned PSUs” shall mean the number of PSUs that are determined to be earned based on the attainment level of the Performance Objectives set forth in Schedule C of this Agreement and eligible to vest in accordance with the provisions of Article III.

Section 1.4
- Good Reason

“Good Reason” shall have the meaning ascribed to such term or similar term in the employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company; in the absence of an employment agreement or such term in the employment agreement, it shall mean that one or more of the following events has occurred without the Colleague’s written consent: (i) a material adverse diminution in the Colleague’s position, authority or responsibilities or the assignment to Colleague of duties or responsibilities which are materially inconsistent with the Colleague’s position; (ii) a reduction in the Colleague’s monthly base salary or target annual incentive plan percentage; or (iii) the Colleague is required to relocate the Colleague’s primary work location of record, either (A) if the Colleague is designated to work primarily at a Company office, to an office outside a radius of 50 miles from the Colleague’s current office location, or (B) if the Colleague’s is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Colleague’s remote work arrangement. The Colleague may not resign or otherwise terminate the Colleague’s employment for any reason set forth above as Good Reason unless the Colleague first notifies the Employer in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within 30 days of the Colleague’s written notice of such Good Reason, and the Colleague actually terminates employment within 90 days following the expiration of the Employer’s 30-day cure period described above.

Section 1.5
- Grant Date

“Grant Date” shall mean April 1, 2023.

Section 1.6
- Legacy Company

“Legacy Company” shall mean Towers Watson & Co. or Willis Group Holdings Public Limited Company and any predecessor companies or affiliates of any of the foregoing.

Section 1.7
- LTIP

“Long-Term Incentive Program” or “LTIP” is a program adopted with respect to calendar year 2023 to 2025 by the Committee under which equity awards and/or cash awards may be granted to certain eligible employees of the Company, its Subsidiaries or its Designated Associate Companies.

Section 1.8
– Nominal Value

“Nominal Value” shall mean $0.00030465 per Share.

Section 1.9
Performance-Based Restricted Share Units

“Performance-Based Restricted Share Units” or “PSUs” shall mean a conditional right to receive Shares, pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the attainment of certain Performance Objectives and the Colleague’s continued Service through the applicable Vesting Date.

Section 1.10
– Performance Objectives

“Performance Objectives” shall mean the performance objectives that are referenced in Section 3.1(b) and set forth in Schedule C to this Agreement.

Section 1.11
- Performance Period

“Performance Period” shall mean January 1, 2023 through December 31, 2025, for purposes of measuring the attainment level of the ANR Growth and AEPS Growth Performance Objectives, and means January 1, 2025 through December 31, 2025, for purposes of measuring the AOM Performance Objective.

Section 1.12
- Plan

“Plan” shall mean the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.13
- Qualifying Retirement

“Qualifying Retirement” shall mean a voluntary termination of Service by the Colleague after the Colleague’s attainment of either (i) the age of 55 and the Colleague’s completion of 10 Years of Service, or (ii) the age of 65 and the Colleague’s completion of 5 Years of Service, provided that the Committee has not determined that a basis exists for the Colleague’s termination of Service for Cause at the time of such termination of Service.

Section 1.14
- RCA

“RCA” shall mean the Agreement of Restrictive Covenants and Other Obligations for Employees [For Executive Officers based in the U.S: in the United States] [For Executive Officers based outside of the U.S: Outside of the United States], which is attached to the Agreement as Schedule B.

Section 1.15
– Service

“Service” shall mean service as an Employee with (or, subject to approval by the Committee, as a Consultant to) the Company, or a Subsidiary or Designated Associate Company thereof.

Section 1.16
- Shares

“Shares” shall mean Ordinary Shares of the Company, Nominal Value per Share, which may be authorized but unissued.

Section 1.17
– Target Award

“Target Award” shall mean the target number of PSUs specified in a schedule to the Agreement or as stated in the Colleague’s online account with the Company’s designated broker/stock plan administrator.

Section 1.18
– Termination Date

Unless otherwise determined by the Committee, in its sole discretion, the “Termination Date” shall mean the later of (i) the last day of the Colleague’s active Service or (ii) the last day of any notice period or garden leave, as provided for under the Colleague’s employment agreement or local law; provided, however, that in the case of United States taxpayers, the Termination Date shall mean a date that will allow the PSUs to comply with Section 409A of the Code.

Section 1.19
- Vesting Date

“Vesting Date” shall mean the third anniversary of the Grant Date.

Section 1.20
- Years of Service

“Years of Service” shall mean the total number of full years in which the Colleague has been in Service with the Company, a Subsidiary or Designated Associate Company thereof, and a Legacy Company. For purposes of this definition, a year of Service shall mean a 365-day period (or 366 day period in the case of a leap year) that, for the first year of Service, commences on the Colleague’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. A partial year of Service shall not be treated as a Year of Service.

ARTICLE II

GRANT OF PERFORMANCE-BASED RESTRICTED SHARE UNITS
Section 2.1
- Grant of the Performance-Based Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and the restrictive covenants set forth in the RCA, the Company hereby grants to the Colleague a number of PSUs equal to the Target Award representing the right to vest in the Earned PSUs. The Colleague agrees that the grant of PSUs pursuant to this Agreement is sufficient consideration for the

Colleague entering into the RCA. The Colleague agrees to execute and deliver or electronically accept this Agreement and the RCA within 60 days of the receipt of this Agreement. In the event the Colleague fails to execute and deliver or electronically accept the Agreement or the RCA in the manner and within the period specified in this Section 2.1, the Committee may, in its sole discretion, cancel the PSUs.

Section 2.2
- PSU Payment

In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon vesting and settlement of the PSUs must be fully paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the PSUs is received by it on behalf of the Colleague at the time the PSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3
Employment or Service Rights

Subject to the terms of the RCA, the rights and obligations of the Colleague under the terms of their Service shall not be affected by their participation in the Plan or any right which they may have to participate in it. The PSUs and the Colleague’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company and the terms of any separate employment agreement or service contract to which the Colleague is a party shall remain in effect and will control to the extent that there are any inconsistencies with this Agreement. The Colleague hereby waives any and all rights to compensation or damages in consequence of the termination of Service for any reason whatsoever insofar as those rights arise or may arise from their ceasing to have rights under or be entitled to earn or vest in their PSUs as a result of such termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Colleague shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4
- Adjustments in PSUs Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 11 and 12 of the Plan, in the event that the outstanding Shares subject to the PSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares or securities subject to the PSUs; or (ii) the terms and conditions applicable to the PSUs (including without limitation, any applicable Performance Objectives with respect thereto). An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons.

Section 2.5
– Tax Withholding

The Colleague acknowledges that, regardless of any action taken by the Company or, if different, the entity that employs the Colleague (the “Employer”), the ultimate liability for all Tax-Related Items, is and remains the Colleague’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Colleague further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Colleague’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Colleague is subject to Tax-Related Items in more than one jurisdiction, the Colleague acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Colleague agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, the Colleague authorizes the Company and/or the Employer, or their respective agents, in their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the PSUs, unless the Colleague instead elects, in accordance with the procedures established by the Company, to satisfy the obligations with regard to U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the PSUs and on a date when the Colleague is in the employ of the Employer through withholding from the Colleague’s wages or other cash amounts payable to the Colleague by the Company or the Employer in lieu of withholding in Shares. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Colleague’s acceptance of the PSUs, the Colleague authorizes the Company and/or the Employer, or their respective agents, to (i) withhold from the Colleague’s wages or other cash amounts payable to the Colleague from the Company or the Employer, (ii) sell on the Colleague’s behalf a whole number of Shares from those Shares issued to the Colleague as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items, or (iii) utilize any other method of withholding determined by the Company and permitted by applicable laws and the Plan.

The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including minimum or maximum applicable rates applicable in the Colleague’s jurisdiction(s). In the event of over-withholding, the Colleague may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent), or if not refunded, the Colleague may seek a refund from the local tax authorities. In the event of under-withholding, the Colleague may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Colleague is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Colleague agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Colleague’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Colleague fails to comply with the Colleague’s obligations in connection with the Tax-Related Items.

Section 2.6
- Dividend Equivalents

On each date that a cash dividend is paid to holders of Shares from the Grant Date through the date immediately prior to the date the PSUs are settled, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the total number of PSUs and any Dividend Equivalent Units (as defined below) that remain unvested and outstanding as of the dividend payment record date, will be credited to the Colleague, and such credited amount will be converted into an additional number of PSUs (“Dividend Equivalent Units”) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the date of the dividend payment. At the end of the Performance Period, the number of Dividend Equivalent Units will be adjusted to reflect the number of Dividend Equivalent Units that would have been credited to the Colleague as of the Grant Date if such calculations had been based on the number of Earned PSUs (such adjusted number, the “Earned Dividend Equivalent Units”). During the period beginning immediately following the last day of the Performance Period and ending on the date the Earned PSUs are paid pursuant to Section 3.2(a) below, Dividend Equivalent Units will accrue on any Earned PSUs and any Earned Dividend Equivalent Units. Dividend Equivalent Units and Earned Dividend Equivalent Units will be subject to the same conditions as the underlying PSUs with respect to which Dividend Equivalent Units and Earned Dividend Equivalent Units were credited, including without limitation, the vesting condition and the provisions governing time and form of settlement applicable to the underlying PSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, references to PSUs in this Agreement shall also include Dividend Equivalent Units and Earned Dividend Equivalent Units that have been credited to the Colleague pursuant to this Section 2.6.

Section 2.7
- Clawback / Repayment

The PSUs (and any Shares or other payments resulting from settlement thereof or proceeds therefrom) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to facilitate compliance with (i) any clawback, forfeiture or other similar policy adopted by the Committee or the Board as in effect at the time the applicable PSU award is granted or as may be adopted thereafter as required under applicable laws; and/or (ii) applicable laws. Further, to the extent that the Colleague receives any amount in excess of the amount that the Colleague should otherwise have received under the terms of the PSU award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Colleague shall be required to repay any such excess amount to the Company.

ARTICLE III

PERFORMANCE-BASED AND TIME-BASED VESTING REQUIREMENTS
Section 3.1
- Earned PSUs Determination and Forfeiture
(a)
Subject to the other provisions of this Section 3.1 and the terms of the Colleague’s employment agreement, if any, the PSUs that are determined to constitute Earned PSUs as of the Earned Date shall vest on the Vesting Date, subject to the Colleague’s continued Service through the Vesting Date, and the Earned PSUs that vest shall become payable in accordance with Section 3.2 below.
(b)
As of the Earned Date, the Committee shall determine the attainment level of the applicable Performance Objectives set forth in Schedule C to this Agreement, and based on such determination, shall determine the number of PSUs that shall constitute Earned PSUs. Anything to the contrary in this Section 3.1 and Schedule C to this Agreement notwithstanding, the Committee retains sole discretion to determine the number of PSUs that shall constitute Earned PSUs.
(c)
The Colleague understands and agrees that the terms under which the PSUs shall be determined to constitute Earned PSUs (as described in this Section 3.1 and in Schedule C) is confidential and the Colleague agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Colleague’s employment with the Company, its Subsidiaries or a Designated Associate Company, without the prior written consent of the Company. The Colleague’s failure to abide by this condition may result in the immediate cancellation of the PSUs.

(d)
Any PSUs that are not determined by the Committee to constitute Earned PSUs on the Earned Date, except as otherwise provided under this Section 3.1, shall be forfeited immediately.
(e)
In the event of the Colleague’s termination of Service prior to the Vesting Date, any unvested Earned PSUs shall be forfeited immediately by the Colleague, subject to, and except as otherwise specified in, the terms and conditions of the other subsections of this Section 3.1.
(f)
[For Executive Officers other than Mr. Garrard: In the event of the Colleague’s termination of Service after the first anniversary of the Grant Date and prior to the Vesting Date due to a Qualifying Retirement, a number of PSUs equal to the Earned PSUs shall vest on the Vesting Date, subject to the Colleague’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement. For the avoidance of any doubt, the provisions of this Section 3.1(f) shall prevail over the provisions of Sections 3.1(g) and (h).] [For Mr. Garrard: In the event of the Colleague’s termination of Service prior to the Vesting Date due to a Qualifying Retirement, a number of PSUs equal to the Earned PSUs shall vest on the Vesting Date, subject to the Colleague’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement.]
(g)
In the event the PSUs are assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control and the Colleague experiences a (i) termination of Service without Cause by the Company or (ii) termination of Service by the Colleague for Good Reason, in each case, within the 24-month period commencing on the effective date of a Change of Control, a number of PSUs equal to the Target Award shall vest on the Termination Date.
(h)
[For Executive Officers other than Mr. Garrard: In the event of the Colleague’s (i) termination of Service without Cause by the Company or (ii) termination of Service by the Colleague for Good Reason, in each case, after the first anniversary of the Grant Date and prior to the effective date of a Change of Control or after the 24-month period commencing on the effective date of a Change of Control, a pro rata number of PSUs shall vest on the Vesting Date equal to the product of the number of Earned PSUs, multiplied by a fraction, the numerator of which shall be equal to the number of completed days of continuous Service from the Grant Date through the Termination Date, and the denominator of which is 1,095. The vesting acceleration benefit provided under this Section 3.1(h) shall be subject to the Colleague’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement.] [For Mr. Garrard: In the event of the Colleague’s (i) termination of Service without Cause by the Company or (ii) termination of Service by the Colleague for Good Reason, in each case, prior to the effective date of a Change of Control or after the 24-month period commencing on the effective date of a Change of Control, a number of PSUs equal to the Earned PSUs shall vest on the Vesting Date. The vesting acceleration benefit provided under this Section 3.1(h) shall be subject to the Colleague’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement.]
(i)
In the event of the Colleague’s termination of Service as a result of the Colleague’s Permanent Disability or death, a number of PSUs equal to the Earned PSUs shall vest on the Vesting Date.
(j)
In the event the PSUs are not assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control, a number of PSUs equal to the Target Award shall vest immediately prior to the effective date of the Change of Control.
(k)
[For Executive Officers other than Mr. Garrard: Notwithstanding anything to the contrary in this Section 3.1, no PSUs shall vest prior to the first anniversary of the Grant Date (i) except in the case of the Colleague’s termination of Service resulting from death or Permanent Disability or in connection with a Change of Control, or (ii) unless the Committee, in its sole discretion, determines that the PSUs shall be sourced from the Unrestricted Pool.]

Section 3.2
- Settlement
(a)
Except as otherwise provided in Section 3.2(b), PSUs that become vested shall be settled on the Vesting Date, or, if earlier, upon an accelerated vesting event pursuant to Sections 3.1(g) or (j), or as soon as practicable, but no later than 30 days, thereafter. Unless the Company provides otherwise, any fractional PSU that is vested as of the final Vesting Date or an accelerated vesting event shall be rounded down to the next whole PSU. For the avoidance of any doubt, no fractional Shares shall be issued pursuant to this Agreement.
(b)
Notwithstanding the foregoing, if the PSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, as determined in the sole discretion of the Company, and the Colleague is a U.S. Taxpayer, PSUs that are no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code, shall be settled, without regard to the vesting schedule set forth above, on the earliest to occur of (i) the applicable Vesting Date, (ii) a “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5) (a “409A CIC Event”), and (iii) a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) that occurs following a 409A CIC Event, provided that if the Colleague is a “specified employee” within the meaning of Section 409A of the Code on the date the Colleague experiences a Separation from Service, then the PSUs shall instead be settled on the first business day of the seventh month following the Colleague’s Separation from Service, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code.
Section 3.3
- Conditions to Issuance of Shares

The Earned PSUs to be delivered hereunder shall be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the PSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:

(a)
The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(b)
The Colleague has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the settlement of PSUs does not violate the Exchange Act and may issue stop-transfer orders covering such Shares.

Section 3.4
- Rights as Shareholder

The Colleague shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the PSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Colleague.

Section 3.5
- Limitation on Obligations

The Company’s obligation with respect to the PSUs granted hereunder is limited solely to the issuance to the Colleague of Shares within the period when such Shares are due to be issued hereunder, and in no event shall the Company become obligated to pay cash in respect of such obligation. The PSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries or Designated Associate Companies, nor shall any assets of the Company or any of its Subsidiaries or Designated Associate Companies be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Colleague for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Colleague (or their designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Colleague (or their designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE PSUs

Section 4.1
- Nature of Award

In accepting the PSUs, the Colleague acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the PSU award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future PSU awards, or benefits in lieu of PSU awards, even if PSUs have been granted in the past;
(c)
all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(d)
the Colleague’s participation in the Plan is voluntary;
(e)
the PSUs and any Shares acquired under the Plan, and the income and the value of same, are not intended to replace any pension rights or compensation under any pension arrangement;
(f)
the PSUs and any Shares acquired under the Plan, and the income and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)
unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, services the Colleague may provide as a director of any Subsidiary or affiliate;
(h)
the future value of the Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs or the underlying Shares resulting from the Colleague’s termination of Service (for any reason whatsoever,

whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Colleague is employed or the terms of their employment agreement, if any);

(j)
unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(k)
if the Colleague is providing services outside the United States, neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Colleague’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Colleague pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.

Section 4.2
- No Advice Regarding Grant

The Company its Subsidiaries and Designated Associate Companies are not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Colleague’s participation in the Plan, the issuance of Shares upon vesting of the PSUs or sale of the Shares. The Colleague should consult with their own personal tax, legal and financial advisors regarding their participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE
Section 5.1
- Data Privacy

The Company is located at 51 Lime Street, London, EC3M 7DQ, England and Wales and grants employees of the Company, Subsidiaries and Designated Associate Companies the opportunity to participate in the Plan, at the Company’s sole discretion. If the Colleague would like to participate in the Plan, the Colleague understands that the Company will process the Colleague’s Personal Data in accordance with the Global Employee Personal Information Protection Notice set forth in Schedule D to this Agreement.

ARTICLE VI

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 6.1
- Restrictive Covenants and Other Obligations

In consideration of the grant of PSUs, the Colleague shall enter into the RCA, a copy of which is attached hereto as Schedule B. In the event the Colleague fails to execute and deliver or electronically accept the RCA in the manner and within the period specified in Section 2.1, the Committee may, in its sole discretion, cancel the PSUs.

ARTICLE VII

MISCELLANEOUS
Section 7.1
- Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the PSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2
- PSUs Not Transferable

Neither the PSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Colleague or their successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

Section 7.3
- Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4
- Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Towers Watson plc

c/o Matthew S. Furman

General Counsel

200 Liberty Street

New York, NY 10281

and any notice to be given to the Colleague shall be at their address.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to them. Any notice that is required to be given to the Colleague shall, if the Colleague is then deceased, be given to the Colleague’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by a Colleague resident outside the United States of America or the United Kingdom, sent by a recognized international courier service.

Section 7.5
- Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6
- Applicability of Plan

The PSUs and the Shares underlying the PSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the PSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 7.7
- Amendment

No amendment that materially and adversely impacts the rights of the Colleague under the Agreement may be made without the consent of the Colleague, unless the Amendment is required or advisable to facilitate compliance with applicable law, as determined in the sole discretion of the Committee.

Section 7.8
- Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the RCA, as set forth in Schedule B, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.

Section 7.9
- Jurisdiction

The state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, that with respect to the RCA the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10
- Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Colleague hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Colleague accepts the electronic signature of the Company.

Section 7.11
- Choice of Language

By accepting the Agreement providing for the terms and conditions of the Colleague’s grant, the Colleague confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in the English language. The Colleague accepts the terms of those documents accordingly.

Section 7.12
- Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13
- Schedule A

The PSUs shall be subject to any special provisions set forth in Schedule A for the Colleague’s country of residence, if any. If the Colleague relocates to one of the countries included in Schedule A prior to the vesting of the PSUs, the special provisions for such country shall apply to the Colleague, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 7.14
- Imposition of Other Requirements

The Company reserves the right to impose other requirements on the PSUs and the Shares acquired upon vesting of the PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Colleague to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15
- Insider Trading / Market Abuse Laws

The Colleague acknowledges that, depending on the Colleague or the Colleague’s broker’s country of residence or where the Shares are listed, the Colleague may be subject to insider trading restrictions and/or market abuse laws, which may affect the Colleague’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as the Colleague is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions of the Colleague’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Colleague placed before the Colleague possessed inside information. Furthermore, the Colleague could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees and consultants. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Colleague acknowledges they are responsible for complying with any applicable restrictions and is encouraged to speak to their personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Colleague’s country.

Section 7.16
- Foreign Asset/Account Reporting Requirements and Exchange Controls

The Colleague’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Colleague’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Colleague’s country. The Colleague may be required to report such accounts, assets or transactions to the tax or other authorities in the Colleague’s country. The Colleague also may be required to repatriate sale proceeds or other funds received as a result of the Colleague’s participation in the Plan to the Colleague’s country through a designated bank or broker within a certain time after receipt. The Colleague acknowledges that it is their responsibility to be compliant with such regulations, and the Colleague should consult their personal legal advisor for any details.

Section 7.17
- Waiver

The Colleague acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Colleague or any other Participant of the Plan.

Section 7.18
- Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 7.19
- Code Section 409A

For purposes of United States taxpayers, it is intended that the terms of the PSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Colleague to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Colleague, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the PSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the PSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Colleague or their estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

By the Colleague’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed that the PSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

Signed for and on behalf of

Willis Towers Watson Public Limited Company by:

/s/

Name: Kristy Banas

Title: Chief Human Resources Officer

Colleague:

Signature: ______Electronic Signature_____________________

Print Name: _______Colleague Name_____________________

Acceptance Date

Schedule A

COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Performance-Based Restricted Share Unit Award granted to the Colleague under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the applicable Performance-Based Restricted Share Unit Agreement (the “Agreement”) if the Colleague resides in one of the countries listed below.

Notwithstanding Section 1.13 and 3.1(f) of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Colleague’s jurisdiction that likely would result in the favorable treatment that applies to the PSUs as a result of the Colleague’s retirement or reaching a certain age being unlawful and/or discriminatory, the favorable treatment contemplated under Section 1.13 and 3.1(f) shall not apply and Section 3.1 shall apply to the Colleague without giving effect to Section 3.1(f).

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Colleague’s country as of March 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Colleague not rely on the information noted herein as the only source of information relating to the consequences of the Colleague’s participation in the Plan because the information may be out of date at the time the PSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Colleague with any tax advice with respect to the PSUs. The information provided below may not apply to the Colleague’s particular situation, and the Company is not in a position to assure the Colleague of any particular result. Accordingly, the Colleague should seek appropriate professional advice as to how the tax or other laws in the Colleague’s country apply to the Colleague’s situation.

Finally, if the Colleague is a citizen or resident of a country other than the one in which the Colleague is currently residing and/or working, transfers employment and/or residency after the Grant Date, or is considered a resident of another country for local law purposes, the terms and conditions contained herein for the country the Colleague is residing and/or working in at the time of grant may not be applicable to the Colleague, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Colleague. Similarly, the information contained herein may no longer be applicable in the same manner.

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IRELAND

Terms and Conditions

PSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the PSUs do not provide any right for the Colleague to receive a cash payment and the PSUs will be settled in Shares only.

Notifications

Director Reporting Obligation

If the Colleague is a director, shadow director or secretary of the Company or an Irish Subsidiary, they must notify the Company or the Irish Subsidiary in writing if the Colleague receives or disposes of an interest exceeding 1% of the Company (e.g., PSUs, Shares, etc.), if the Colleague becomes aware of the event giving rise to the notification requirement, or if the Colleague becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

United Kingdom

Terms and Conditions

PSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the PSUs do not provide any right for the Colleague to receive a cash payment and the PSUs will be settled in Shares only.

Tax Withholding

The following provisions supplement Section 2.5 of the Agreement:

Without limitation to Section 2.5 of the Agreement, the Colleague agrees that they are liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Colleague also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Colleague’s behalf.

Notwithstanding the foregoing, if the Colleague is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Colleague shall not be eligible for a loan from the Employer to cover income tax. In the event that the Colleague is a director or executive officer and the income tax is not collected from or paid by them within ninety days of the end of the United Kingdom (“UK”) tax year in which the event giving rise to the income tax occurs, or such other period as required under UK law, the amount of any uncollected income tax may constitute a benefit to them on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Colleague will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from the

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Colleague by the Company or the Employer at any time thereafter by any of the means referred to in Section 2.5 of the Agreement.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information

Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., PSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the PSUs/Shares exceeds certain thresholds (depending on the Colleague’s filing status) with the Colleague’s annual tax return. The Colleague should consult with their personal tax or legal advisor regarding any FATCA reporting requirements with respect to the PSUs or any Shares acquired under the Plan.

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SCHEDULE B- US

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the Colleague (the “Colleague”) to be effective as of the date the Colleague signs or electronically accepts this RCA.

RECITALS

WHEREAS, Colleague is employed by a Subsidiary of the Company;

WHEREAS, subject to approval by the Committee or the Company’s Share Award Committee, the Colleague has been designated to receive a grant of performance-based restricted share units (“PSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);

WHEREAS, any Award granted to the Colleague is subject to the terms and conditions of the Plan, the award agreement evidencing the Colleague’s Award (including any country specific terms thereto) and this RCA, and in consideration of the Award, the Colleague shall enter into and acknowledge their agreement to the terms and conditions of the Plan, the award agreement and this RCA; and

WHEREAS, the Colleague acknowledges and agrees that they desire to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

Section 1
- Recitals

The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.

Section 2
- Definitions
1.1.
“Award” shall have the meaning as set forth in the recitals.
1.2.
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.
1.3.
“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.
1.4.
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.
1.5.
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Colleague was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.
1.6.
“Directly or indirectly” shall mean the Colleague acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.
1.7.
“Employer” shall mean the Subsidiary that employs the Colleague. If the Company ever becomes an employer of the Colleague, then the term Employer shall refer to the Company.
1.8.
“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Colleague by Employer.
1.9.
“Key Personnel” shall mean any person who is at the date the Colleague ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Colleague had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.
1.10.
“Plan” shall have the meaning set forth in the recitals.
1.11.
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Colleague has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Colleague ceases to be employed by Employer.
1.12.
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Colleague ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Colleague had dealings related to the Business or for whose relationship with the Employer, the Company or any of its Subsidiaries the Colleague had responsibility at any time during the said period.
1.13.
“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Colleague ceases to be employed by Employer.
1.14.
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Colleague ceases to be

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employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Colleague had dealings related to the Business (other than in a minimal and non-material way).
1.15.
“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Colleague’s employment with Employer and as of the date such employment ceases.
1.16.
“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3
- Restrictive Covenants and Other Obligations
3.1.
The Colleague acknowledges that by virtue of their management position and as an employee of Employer, the Colleague has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Colleague further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Colleague would give the Colleague a significant advantage if the Colleague were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.
3.2.
Without the Company’s prior written consent, the Colleague shall not directly or indirectly, at any time during or after the Colleague’s employment with any Employer, disclose any Confidential Information and shall use the Colleague’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Colleague in the ordinary performance of their duties for Employer or as required by law. Notwithstanding the foregoing, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.
3.3.
The Colleague acknowledges and agrees that any post-employment efforts by the Colleague to solicit the business of the Restricted Group’s clients would necessarily require the use of the Restricted Group’s trade secrets regarding the Restricted Group and/or its clients that the Colleague accessed, received, or developed during employment. For the protection of trade secrets, the Restricted Group is entitled to reasonable protection against unfair exploitation, diversion, and misappropriation of its client relationships through misappropriation of the Restricted Group’s trade secrets that include, without limitation, information obtained and compiled by the Restricted Group at its expense relating to clients and their needs, preferences, pricing, and related information.
3.4.
The Colleague shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:
3.4.1.
within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.4.2.
within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

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3.4.3.
solicit for employment or entice away from the Restricted Group any Key Personnel; or
3.4.4.
employ or engage or endeavour to employ or engage any Key Personnel.

3.5.
To the extent the Colleague is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Section 3.2, Section 3.3 and Section 3.4 herein.
3.6.
The Colleague shall not directly or indirectly, at any time during or after the Colleague’s employment with any Employer, take any action or make any statement, written or oral, that disparages or criticizes the business or management of the Employer, the Company or any Subsidiary or any of its or their respective directors, officers, agents, employees, products or services. Nothing contained herein limits or restricts any rights Colleague may have to engage in protected concerted activity under the National Labor Relations Act.
3.7.
The Colleague recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Colleague of any of the covenants set forth in Section 3 of this RCA. Colleague recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Colleague agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Colleague from violating any such covenant.
3.8.
The Colleague acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4
- Governing Law & Jurisdiction
4.1.
This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.
4.2.
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Colleague hereby irrevocably and unconditionally waives any objections they may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Colleague further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Colleague hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.
Section 5
- Consideration, Severability, Beneficiaries & Effect on other agreements
5.1.
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording

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were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.
5.2.
The Colleague acknowledges that they remain bound by any Employment Agreement or any other agreement currently in effect by and between the Colleague, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.
5.3.
Nothing contained in this RCA constitutes a promise or agreement to employ the Colleague for a guaranteed term or otherwise modify the terms and conditions of the Colleague’s employment with the Employer.
Section 6
– Miscellaneous
6.1.
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2.
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3.
The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4.
The Colleague acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Colleague within this RCA regardless of whether such Award is ultimately beneficial to Colleague.

6.5.
The Colleague acknowledges and agrees that the Colleague shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Colleague’s employment with Employer, offer to employ or engage them and for or with whom Colleague intends to work within the Relevant Period.
6.6.
The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.
6.7.
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.
6.8.
Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Section 3 and Section 4, shall survive termination of this RCA.
6.9.
This RCA has been executed on behalf of the Company electronically and the Colleague accepts the electronic signature of the Company.
6.10.
The Colleague understands that they have the right to consult with an attorney prior to signing this RCA.

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By the Colleague’s execution or electronic acceptance of this RCA in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed to the terms and conditions of this RCA in connection with the Colleague’s Award.

Signed for and on behalf of

Willis Towers Watson Public Limited Company by:

/s/

Name: Kristy Banas

Title: Chief Human Resources Officer

Colleague:

Signature: ______Electronic Signature_____________________

Print Name: _______Colleague Name_____________________

Acceptance Date

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SCHEDULE B- OUS

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the Colleague (the “Colleague”) to be effective as of the date the Colleague signs or electronically accepts this Non-U.S. RCA.

RECITALS

Whereas, Colleague is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Colleague has been designated to receive a grant of performance-based restricted share units (“PSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);

Whereas, any Award granted to the Colleague is subject to the terms and conditions of the Plan, the award agreement evidencing the Colleague’s Award (including any country specific terms thereto) and this Non-U.S. RCA, and in consideration of the Award, the Colleague shall enter into and acknowledge their agreement to the terms and conditions of the Plan, the award agreement and this RCA; and

Whereas, the Colleague acknowledges and agrees that they desire to receive the Award and understands and agrees any such Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this Non-U.S. RCA, and such other written agreements and documentation as the Company or the Employer may require.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

Section 7
– Recitals

The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.

Section 8
– Definitions
2.1.
“Award” shall have the meaning as set forth in the recitals.
2.2.
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.
2.3.
“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

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2.4.
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.
2.5.
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Colleague was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.
2.6.
“Directly or indirectly” shall mean the Colleague acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).
2.7.
“Employer” shall mean the Subsidiary that employs the Colleague. If the Company ever becomes an employer of the Colleague, then the term Employer shall refer to the Company.
2.8.
“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Colleague by Employer.
2.9.
“Garden Leave” shall mean any period during any notice period where Employer requires the Colleague to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.
2.10.
“Key Personnel” shall mean any person who is at the date the Colleague ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Colleague had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.
2.11.
“Plan” shall have the meaning set forth in the recitals.
2.12.
“Relevant Area” shall mean: such country or countries in which the Colleague has carried on Business on behalf of the Company or any of its Subsidiaries in which the Colleague has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Colleague ceases to be employed by Employer.
2.13.
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Colleague ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its

Subsidiaries and with whom or which the Colleague had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Colleague had responsibility at any time during the said period.
2.14.
“Relevant Period” shall mean the period of twelve months following the date on which the Colleague ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Colleague at the instruction of Employer.
2.15.
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Colleague ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Colleague had dealings related to the Business (other than in a minimal and non-material way).
2.16.
“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Colleague’s employment with Employer and as of the date such employment ceases.
2.17.
“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 9
- Restrictive Covenants and Other Obligations
3.1
The Colleague acknowledges that by virtue of their senior management position and as an employee of Employer, the Colleague has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Colleague further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Colleague would give the Colleague a significant advantage if the Colleague were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.
3.2
Without the Company’s prior written consent, the Colleague shall not directly or indirectly, at any time during or after the Colleague’s employment with any Employer, disclose any Confidential Information and shall use the Colleague’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Colleague in the ordinary performance of their duties for Employer or as required by law. Notwithstanding, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.
3.3
The Colleague acknowledges and agrees that any post-employment efforts by the Colleague to solicit the business of the Restricted Group’s clients would necessarily require the use of the Restricted Group’s trade secrets regarding the Restricted Group and/or its clients that the Colleague accessed, received, or developed during employment. For the protection of trade secrets, the Restricted Group is entitled to reasonable protection against unfair exploitation, diversion, and misappropriation of its client relationships through misappropriation of the Restricted Group’s trade secrets that include, without limitation, information obtained and compiled by the Restricted Group at its expense relating to clients and their needs, preferences, pricing, and related information.

3.4
The Colleague shall provide a minimum of three months’ notice or such notice contained in the Colleague’s Employment Agreement, whichever is the longer, in the event of their resignation from employment with Employer. The Colleague shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Colleague may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Colleague is on Garden Leave, the Colleague shall remain an employee of Employer and shall continue to receive the Colleague’s full salary and benefits. The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.4.
3.5
The Colleague shall not, for the Relevant Period, directly or indirectly:
3.5.1.
within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.2.
within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.3.
solicit for employment or entice away from the Restricted Group any Key Personnel; or
3.5.4.
employ or engage or endeavour to employ or engage any Key Personnel.
3.6
To the extent the Colleague is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.
3.7
The Colleague acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 10
– Non-Disparagement
4.1
The Employer and Colleague agree not to act in any manner detrimental to each other or cause to be made any derogatory statements concerning each other (including an obligation on the Employer and Colleague not to make any statement whether oral or in writing which may have the effect of damaging the reputation of the other) including, in Colleague’s case, concerning the business, officers, employees, directors (including any non-executive directors or former directors), consultants, agents, distributors, clients or customers (whether former or current) or otherwise of the Restricted Group.
4.2
The Employer and Colleague further agree that without the prior written consent of the other party they shall not make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or any other media concerning Colleague’s employment with the Employer or, where applicable, their termination of employment for any reason.
Section 11
- Governing Law & Jurisdiction
5.1
This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Colleague is employed by Employer, without regard to its conflict of laws.

5.2
The courts of the jurisdiction in which the Colleague is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.
Section 12
– Consideration, Severability, Beneficiaries & Effect on Other Agreements
6.1
The Colleague acknowledges that the covenants and undertakings they have made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.
6.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.
6.3
The Colleague acknowledges that they remain bound by any Employment Agreement or any other agreement entered into by the Colleague with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Colleague further acknowledges that in the event of any breach by the Colleague of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.
6.4
The Colleague acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Colleague within this Non-U.S. RCA.
Section 13
– Miscellaneous
7.1
This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.
7.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.
7.3
The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.
7.4
The Colleague acknowledges and agrees that the Colleague shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Colleague’s employment with Employer, offer to employ or engage them and for or with whom the Colleague intends to work within the Relevant Period.
7.5
The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

7.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.
7.7
Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.
7.8
The Colleague understands that they have the right to consult with an attorney prior to signing this Non-U.S. RCA.

By the Colleague’s execution or electronic acceptance of this RCA in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed to the terms and conditions of this RCA in connection with the Colleague’s Award.

Signed for and on behalf of

Willis Towers Watson Public Limited Company by:

/s/

Name: Kristy Banas

Title: Chief Human Resources Officer

Colleague:

Signature: ______Electronic Signature_____________________

Print Name: _______ Colleague Name_____________________

Acceptance Date

SCHEDULE C

SCHEDULE

[INTENTIONALLY OMITTED]

C-1

SCHEDULE D

Willis Towers Watson

Global Employee Personal Information Protection Notice

Last Updated: January 2023

1.
Introduction

Willis Towers Watson operates as a global business through its affiliated entities (together “the Willis Towers Watson Group”). The Willis Towers Watson Group values the trust of its employees worldwide and is committed to protecting their personal information.

The Willis Towers Watson Group operates in many different countries. Some of these countries have laws related to the collection, use, transfer and disclosure of the personal information of individuals, including our employees. The purpose of this Global Employee Personal Information Protection Notice (the “Notice”) is to give you information about what personal information the Willis Towers Watson Group collects, uses, transfers and discloses, and why. Where applicable there may be additional local notices that you should refer to for specific information related to your regions.

The Willis Towers Watson Group entity responsible for collecting and processing your personal data is the entity that employs you. The Willis Towers Watson Group may also engage with outside entities to collect information consistent with this notice. You can check which entity employs you by checking your contract of employment or by asking your usual HR contact. In this Notice, the term “we” or “us” refers to that entity. The information that we collect about you as an employee allows us to administer your benefits and helps to support routine Human Resources and operational processes, contingency planning, and internal talent searches.

2.
What Personal Information about you that we collect, and how we collect Your Personal Information

In the course of your employment, we may have collected or will collect information about you and your working relationship with us, your spouse, domestic/civil partner and/or dependents (“Dependents”). We refer to such information as “Personal Information” throughout this Notice. For more specific information regarding what Personal Information about you, we may collect, use, transfer and disclose, and the purposes for which it may be collected, used, transferred and disclosed, please see Annex 1 to this Notice. Local employee handbooks, office manuals, works council agreements and notices provided in your local office or on the Willis Towers Watson intranet site may provide additional details or information.

Sources of Personal Information

We normally collect your Personal Information directly from you, for example when you apply for a job with us, when you commence your role, and from time to time throughout your employment when we ask you to provide information. We may be required as a consequence of our relationship with you as your employer, or by law, to collect certain Personal Information about you. Failure to provide this information may prevent or delay the fulfilment of our obligations as an employer. We will inform you at the time your information is collected whether certain information is compulsory and the consequences of the failure to provide such information.

We also collect certain Personal Information about you from other sources, including:

(a)
background check information from employment screening agencies or publicly available registers (as allowed by law), or references obtained during recruitment;
(b)
publicly available professional profiles on websites or social media (e.g. LinkedIn); and
(c)
information about your performance or conduct from other employees, clients, or service providers you work with who may provide feedback about you or participate in performance evaluations or reviews.
3.
The Legal Bases and purposes for which we use, transfer, and disclose Your Personal Information

Certain data protection laws require that we only process personal information subject to one or more valid legal bases. In such cases our legal basis will be one of the following:

(a)
to fulfil our contractual obligations to you in connection with your employment contract with us;
(b)
to comply with our legal obligations, for example obtaining proof of your identity to enable us to meet our anti-money laundering obligations, or obtaining proof of your right to work status to enable us to meet relevant obligations;
(c)
to comply with our legal obligations to you, for example health and safety obligations that we must comply with as your employer or to a third party (e.g. the taxation authorities);
(d)
to meet our legitimate interests, for example to manage our employees effectively, to protect us against theft or other crime, to allow you access to our technology and HR resources, and to conduct analytics that allows us to manage our workforce efficiently and plan recruitment activities. When we process personal information to meet our legitimate interests, we put in place robust safeguards to ensure that your privacy is protected and to ensure that our legitimate interests are not overridden by your interests or fundamental rights and freedoms;
(e)
to protect your or another person’s vital interests, for example by providing your health information to a doctor in a medical emergency; or
(f)
in the case of the Cayman Islands only, the processing is necessary for medical purposes and is undertaken by (a) a health professional; or (b) a person who, in the circumstances, owes a duty of confidentiality equivalent to that which would arise if that person were a health professional.

We may obtain your explicit consent to collect and use certain types of Personal Information when we are required to do so by law (for example, when we process some categories of sensitive personal information, access electronic transmissions for specific purposes, or engage in processing which is classified as “profiling”). If we ask for your consent to process your personal information, you may withdraw your consent at any time by contacting privacy@willistowerswatson.com.

The purposes for which we use your personal information are explained in more detail in the Annex 1 to this Notice.

4.
Monitoring tools, profiling and automated decision-making

Some of the technology we use to protect company confidential information and ensure compliance with company policies monitors employee IT usage and employee communications and may automatically filter, record or block the sending of communications, or flag certain communications for further review, subject to meeting local legal requirements. For further information on this, please contact privacy@willistowerswatson.com. Subject to restrictions under local laws, your Personal Information may be processed using technology in a manner that constitutes “profiling”. This involves the use of software by us and in some instances, our service providers, that is able to evaluate your personal aspects and remuneration and predict risks or outcomes. We do this to assist in workforce management, for example we may use software to ensure our workforce is managed and utilised efficiently, to predict risks in staff retention, to detect problems in the workplace, and/or to ensure that employees are being compensated fairly. Our service providers may do this as part of their process to determine the pricing of the workplace benefits they provide to us.

Although we may use this type of technology to assist our decision-making, where required by law, we do not make important decisions about employees (e.g., as to their compensation, dismissal or promotion) without a member of management and/or the HR team assessing all the circumstances.

5.
Transfer of Personal Information

Due to the global nature of Willis Towers Watson Group operations, we may disclose Personal Information to personnel and departments in other entities which are part of the Willis Towers Watson Group to fulfil the purposes described in this Notice. This may include transferring Personal Information to other countries (including countries other than where you are based that have a different data protection regime than is found in the country where you are based). If you are located in the European Economic Area (the “EEA”) the UK or Switzerland this may include countries outside of the EEA, UK or Switzerland. If you are in the Cayman Islands, this may include India and Bermuda. Some of these countries are recognized by the European Commission or other regulators as providing an adequate level of protection according to EEA standards (the full list of these countries is available here), while others are not. With regard to transfers to other countries that do not provide an adequate level of protection according to EEA standards, we have put in place adequate measures, such as standard contractual clauses adopted by the European Commission, to protect your information. You may obtain more information about these measures by contacting your local Country Privacy Officer here or the Willis Towers Watson Group’s Global Privacy Program, privacy@willistowerswatson.com.

Access to Personal Information within the Willis Towers Watson Group will be limited to those who have a need to know the information for the purposes described in Annex 1 to this Notice, and may include your managers and their designees, personnel in the international management, HR, IT, Compliance, Legal, Finance and Accounting and Internal Audit to the extent that it is legally necessary.

All personnel within the Willis Towers Watson Group will generally have access to your business contact information such as name, position, telephone number, postal address, email address and photograph.

From time to time, we and other entities within the Willis Towers Watson Group may need to make Personal Information available to other unaffiliated third parties. For a list of the categories of unaffiliated third parties, please see Annex 1 to this Notice. Some of the unaffiliated third parties will be located outside of your home jurisdiction, including in the United States and other jurisdictions that may not provide an adequate level of protection according to EEA standards. Third party service providers and professional advisors are required to protect the confidentiality and security of Personal Information, and only use Personal Information for the provision of services to Willis Towers Watson Group, and in compliance with applicable law.

6.
Security

Willis Towers Watson Group will take appropriate measures to protect Personal Information consistent with applicable privacy and data security laws and regulations, including requiring service providers to use appropriate measures to protect the confidentiality and security of Personal Information.

7.
Data Retention

The Willis Towers Watson Group will keep your personal information for as long as you remain employed by us, and for a period of 10 years thereafter. We will only retain your personal information after this time if we are required to do so to comply with the law, or if there are outstanding or, where allowed by law, reasonably anticipated claims or complaints that will reasonably require your personal information to be retained. For additional details, please review our Records Management Policy.

If there is any information that we are unable, for technical reasons, to delete entirely from our systems, we will put in place appropriate measures to prevent any further processing or use of the data.

8.
Access and correction requests, questions, and complaints

You have certain rights regarding your Personal Information, subject to local law, which may include the right to:

•
access your Personal Information;
•
rectify the information we hold about you;
•
erase your Personal Information;
•
restrict our use of your Personal Information;
•
object to our use of your Personal Information;
•
receive your Personal Information in a usable electronic format and transmit it to a third party (right to data portability);
•
withdraw your consent to any processing based on consent at any time;

•
lodge a complaint with your local data protection authority if you believe that we have not been able to assist with your complaint or concern (and the right to be informed about the collection and use of Personal Information; seek compensation pertaining to the Cayman Islands Data Protection Law);
•
the right to stop direct marketing; and
•
where the local laws (including but not limited to Cayman Islands) provide, the right to seek compensation.

If you have any questions about this Notice or if you would like to discuss or exercise your rights, please contact Human Resources or email privacy@willistowerswatson.com.

If you wish to file a complaint about the way your information is processed, we encourage you to first contact your local Human Resources Representative, who will take all reasonable efforts to solve the issue. You have the right at all times to lodge a complaint with a supervisory authority responsible for your country or region.

9.
Employee’s Obligations

Please keep Personal Information up to date and inform us of any significant changes to Personal Information. You agree to inform your Dependents whose Personal Information you provide to us about the content of this Notice and to explain the use (including transfer and disclosure) of that Personal Information by us as set out in this Notice.

10.
Changes to the Policy

We may modify or update this Notice from time to time.

If we change this Notice, we will notify you of the changes by updating the intranet site, unless specific local legal requirements require us to provide you with notice in a specific manner. Where changes to this Notice will have a fundamental impact on the nature of the processing or otherwise have a substantial impact on you, we will give you sufficient advance notice so that you have the opportunity to exercise your rights (e.g. to object to the processing).

11.
Contact

The Willis Towers Watson entity that employs you is the controller, business or responsible party responsible for processing your Personal Information in accordance with this Notice. Please contact your local Human Resources representative for further information on this entity and the appropriate means to contact them.

For questions or comments about this Notice, please contact Human Resources, email privacy@willistowerswatson.com or contact your local Country Privacy Officer here.

In some countries, there is a legal requirement to provide a named individual and their contact details. These are:

Country	Name	Contact details
Nigeria	Adewunmi Akinmodiro	Adewunmi.Akinmodiro@willistowerswatson.com Willis Towers Watson Nigeria Limited 6th Floor, Africa RE Building. Plot 1679 Karimu Kotun Street, Victoria Island Lagos, Nigeria.
South Africa	André Wild	Andre.Wild@willistowerswatson.com Towers Watson (Pty) Ltd Level 4, MontClare Place, 23 Main Road, Claremont, Cape Town, 7708 Private Bag X30, Rondebosch, 7701
	Pasha Karodia	Pasha.Karodia@willistowerswatson.com Willis South Africa (Pty) Ltd Illovo Edge, 1 Harries Road, Illovo, Johannesburg 2196

ANNEX 1

Categories of Personal Information Collected About Employees

Generally, when permitted by local law, we may collect and process the below categories of personal information about Employees:

Name, Contact Info and other Identifiers: identifiers including, but not limited to:

•
Personal Details: Name, alias, employee identification number, work and home contact details (email, phone numbers, physical address)), language(s) spoken, sex or gender, date of birth, nationality, place of birth, state identification card, national identification number, passport number, social security number, driver’s license, marital/civil partnership status, domestic partners, dependants, disability status, emergency contact information, health (including, where legally permitted, vaccination status), insurance and benefits details, vehicle data, IP address, and photograph.
•
Documentation Required under Immigration Laws: Citizenship, passport data, details of residency or work permit.
•
System and Application Access Data: Information required to access company systems and applications such as System ID, LAN ID, email account, instant messaging account, mainframe ID, employee ID, manager employee ID, system credentials, employee status, branch state, country code, previous company details, previous branch details, and previous department details.
•
Business travel details: employee name and email address, passport and relevant visa details, origin and destination countries, reason for travel, travel date and line of business.

Protected Classifications: characteristics of protected classifications under California or federal law including, but not limited to:

•
Citizenship information, as well as residency and work permit details
•
Medical information and disability information
•
Information we collect, when permitted by local law, as part of our diversity and inclusion efforts including, but not limited to, race, ethnicity, color, sex, gender, sexual orientation, age, religion, national origin, disability, and citizenship status. These data are collected only if we are authorised by local regulations to do so and subject to implementing appropriate safeguards as required by applicable law.

Usage Data: internet or other electronic network activity information including, but not limited to, browsing history, search history, and information regarding a resident’s interaction with an internet website, application, or advertisement. This includes:

•
Access logs and usage details regarding activities on Willis Towers Watson network, systems and devices, including but not limited to website and browsing history.
•
Physical access logs and call logs

1

•
Electronic content produced using Willis Towers Watson systems
•
Biometric information: an individual’s physiological, biological, or behavioral characteristics including information pertaining to an individual’s deoxyribonucleic acid (DNA), that is used or intended to be used, singly or in combination with each other or with other identifying data, which is used to establish individual identity, for the purposes of uniquely identifying someone. These data are collected only if we are authorised by local regulations to do so and subject to implementing appropriate safeguards as required by applicable law.

Geolocation Data: precise geographic location information about a particular Willis Towers Watson device.

Audio, Video and other Electronic Data: audio, electronic, visual, thermal, olfactory, or similar information. This includes:

•
CCTV footage and photographs.
•
Call recordings and other audio recordings (e.g., recorded meetings, trainings, and webinars).
•
Electronic transmissions.
•
US employees only: Any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.

Employment History: professional or employment-related information. This includes, but is not limited to:

•
Compensation and Payroll: Base salary, bonus, benefits, compensation type, salary step within assigned grade, details on stock options, stock grants and other awards, currency, pay frequency, effective date of current compensation, salary reviews, banking details, working time records (including vacation and other absence records, leave status, hours worked and department standard hours), pay data and termination date.
•
Position: Description of current position, job title, corporate status, management category, job code, salary plan, pay grade or level, job function(s) and subfunction(s), company name and code (legal employer entity), branch/unit/department, location, employment status and type, full-time/part-time, terms of employment, employment contract, work history, hire/re-hire and termination date(s) and reason, length of service, retirement eligibility, promotions and disciplinary records, date of transfers, and reporting manager(s) information.
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Talent Acquisition and Talent Management Information: Professional qualifications, language and other relevant skills, certification, certification expiration dates), information necessary to complete a background check, details on performance management ratings, development programs planned

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and attended, e-learning programs, performance and development reviews, willingness to relocate, driver’s license information, and information used to populate employee biographies.
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Management Records: Details of any shares of common stock or directorships.

Education Information: information about education history or background that is not publicly available personally identifiable information as defined in the federal Family Educational Rights and Privacy Act (20 U.S.C. section 1232g, 34 C.F.R. Part 99). This includes, but is not limited to:

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Degrees, certificates or other training completed, schools attended and relevant dates.
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Details contained in letters of application and resume/CV (previous employment background.

Profiles and Inferences: inferences drawn from any of the information identified above to create a profile about you reflecting your preferences, characteristics, psychological trends, predispositions, behaviour, attitudes, intelligence, abilities, and aptitudes.

Logins and Account Access Information: information which reveals a consumer’s account login, financial account, debit or credit card in combination with any required security or access code, password or credential allowing access.

What About Sensitive Information?

We may also collect certain types of information that is considered sensitive data (or special categories of data) under applicable law; we will only collect such information when permitted by local law, such as health/medical information, place of birth, trade union membership information, religion, and race or ethnicity. We collect this information for specific purposes, such as health/medical information in order to accommodate a disability or illness and to provide benefits; religion or church affiliation in countries such as Germany where required for statutory tax deductions; and diversity-related Personal Information (such as gender, race or ethnicity) in order to comply with legal obligations and internal policies relating to diversity and anti-discrimination.

Please be assured that, as explained in the following section, we will only use such sensitive information for the following purposes and as provided by law.

The Purposes for which we may collect, use, transfer and disclose Personal Information:

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Managing Workforce: Managing work activities and personnel generally, including recruitment, appraisals, performance management, promotions and succession planning, rehiring, administering salary, and payment administration and reviews, wages and other awards such as stock options, stock grants and bonuses, healthcare, pensions and savings plans, training, leave, managing sickness leave, promotions, transfers, secondments, honoring other contractual benefits, providing employment references, loans, performing workforce analysis and planning, performing employee surveys, performing background checks, managing disciplinary matters, grievances and terminations, reviewing employment decisions, making business travel arrangements, managing business expenses and reimbursements, planning and monitoring of training requirements and career development activities and skills, and creating and maintaining one or more internal employee directories.

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Communications and Emergencies: Facilitating communication with you, ensuring business continuity, providing references, protecting the health and safety of employees and others, safeguarding IT infrastructure, office equipment and other property, facilitating communication with you and/or your nominated contacts in an emergency.
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Business Operations: Operating and managing the IT and communications systems, ensuring the security of Company systems, networks and information, managing product and service development and delivery, improving products and services, improving and developing client relationships including marketing activities using traditional and social media, fulfilling client relationships, supporting cross-selling opportunities, managing company assets, allocating company assets and human resources, strategic planning, project management, business continuity, compilation of audit trails and other reporting tools, maintaining records relating to business activities, budgeting, financial management and reporting, communications, managing mergers, acquisitions, sales, re-organizations or disposals and integration with purchaser.
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Compliance: Complying with legal and other requirements, such as employment law requirements, income tax and national insurance deductions, record-keeping and reporting obligations, conducting audits, corporate governance, compliance with government inspections and other requests from government or other public authorities, responding to legal process such as subpoenas, pursuing legal rights and remedies, for the purpose of observing our legal obligations, which include preventing business transactions with restricted parties and complying with relevant global trade control laws, defending litigation and managing any internal complaints or claims, conducting investigations and complying with internal policies and procedures.
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Monitoring: Monitoring, investigating and remedying compliance with the Company’s legal and contractual obligations, internal policies and Code of Business Conduct, monitoring activity in public places by CCTV and monitoring of telephone, email, Internet, instant messaging and other company resources as detailed in our policies and permitted by local law, regulation and any applicable works council agreements.
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Complying with record keeping requirements: Complying with record keeping requirements, including retention requirements mandated by statute or governmental regulatory agencies in the geographies where we do business, as defined in our agreements, or per client instructions.

Aggregate and de-identified information. To the extent permitted by law, we may de-identify personal information and create anonymous and aggregated data sets and reports in order to assess, improve, and develop our business, products, and services, prepare benchmarking reports on our industry, and for other research, marketing and analytics purposes. When we de-identify personal information, we have implemented reasonable measures as required by law to ensure that the de-identified data cannot be associated with any individual or client. We will only maintain and use such data in a de-identified manner and do not attempt to re-identify the data, except as permitted by law.

The categories of unaffiliated third parties with whom Willis Towers Watson may share Personal Information:

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Professional Advisors: Accountants, auditors, lawyers, insurers, bankers, and other outside professional advisors in all of the countries in which the Willis Towers Watson Group operates.

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Service Providers: Companies that provide products and services to the Willis Towers Watson Group such as recruitment, onboarding, payroll, pension scheme, benefits providers; human resources services, performance management, training, expense management, IT systems suppliers and support; third parties assisting with equity compensation programs, credit card companies, medical or health practitioners, trade bodies and associations, and other service providers.
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Public and Governmental Authorities: Entities that regulate or have jurisdiction over companies in the Willis Towers Watson Group such as regulatory authorities, law enforcement, public bodies, and judicial bodies (who may be located in other countries around the world).
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Corporate Transaction: A third party in connection with any proposed or actual reorganization, merger, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Willis Towers Watson Group’s business, assets or stock (including in connection with any bankruptcy or similar proceedings).

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ANNEX 2 – Information for California Residents

In this section, we provide information for California residents as required under California privacy laws, including the California Consumer Privacy Act (CCPA), which requires that we provide California residents certain specific information about how we handle their personal information, whether collected online or offline. This section does not address or apply to our handling of:

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publicly available information made lawfully available by state or federal governments
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personal information that is subject to an exemption under Section 1798.145(c) – (f) of the CCPA (such as protected health information that is subject to HIPAA or the California Medical Information Act, and non-public information subject to the Gramm Leach Bliley Act or the California Financial Information Privacy Act)
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personal information we collect about job applicants or independent contractors at Willis Towers Watson
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personal information about individuals acting for or on behalf of another company, to the extent the information relates to our transactions with such company, products or services that we receive from or provide to such company, or associated communications or transactions (except that such individuals have the right to opt-out of any sale of their personal information and to not be subject to any discrimination for exercising such right)

Categories of personal information we collect, disclose, sell, or share. Our collection, use and disclosure of personal information about a California resident will vary depending upon the circumstances and nature of our interactions or relationship with such resident. Annex 1 sets out generally the categories of personal information (as defined by the CCPA) about California residents that we collect, sell, and disclose to others for a business purpose. We collect these categories of personal information from the sources, and for the purposes described above in the main body of this privacy notice and in Annex 1. We process personal data belonging to individuals 16 years or younger.

The CCPA defines a “sale” as disclosing or making available to a third party Personal Information in exchange for monetary or other valuable consideration, and it defines “share” in pertinent part as disclosing personal information to a third party for cross-context behavioral advertising. We do not “sell” or “share” personal data covered by this Privacy Notice.

We do not “sell” or share “share” personal information subject to this privacy notice.

Rights of California residents. California law grants California residents certain rights and imposes restrictions on particular business practices as set forth below.

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Do-Not-Sell: California residents have the right to opt-out of our sale of their personal information. We do not “sell”.
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Limit the Use of Sensitive Personal Information: California residents have the right in certain instances to request that we limit the use and sharing of their sensitive personal information. The CCPA defines “sensitive personal information” to include, among other things, your: social security number, driver’s license, state identification card, or passport numbers; account log-in, financial account, debit card, or credit card numbers in combination with any required security or access code, password, or credentials allowing access to an account; racial or ethnic origin, religious or philosophical beliefs, or union membership; genetic data; and biometric information

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(including physiological, biological, or behavioral characteristics). To exercise this right, click this link or contact us at the toll-free number below.
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Initial Notice: We are required to notify California residents, at or before the point of collection of their personal information, the categories of personal information collected and the purposes for which such information is used.
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Request to Delete: California residents have the right to request deletion of their personal information that we have collected about them and to have such personal information deleted, except where an exemption applies. We will respond to verifiable requests received from California residents as required by law. The instructions for submitting a verifiable Request to Delete are described in the “Submitting Requests” section below.
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Request to Know: California residents have the right to request and, subject to certain exemptions, receive a copy of the specific pieces of personal information that we have collected, used, disclosed and sold about them and to have this delivered, free of charge, either (a) by mail or (b) electronically in a portable and, to the extent technically feasible, readily useable format that allows the individual to transmit this information to another entity without hindrance. California residents also have the right to request that we provide them certain information about how we have handled their personal information, including the:
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categories of personal information collected;
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categories of sources of personal information;
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business and/or commercial purposes for collecting and selling their personal information;
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categories of third parties with whom we have shared their personal information;
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categories of personal information that we have sold in the preceding 12 months, and for each category identified, the categories of third parties to which we sold that particular category of information; and
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categories of personal information disclosed for a business purpose in the preceding 12 months, and for each category identified, the categories of third parties to which we disclosed that particular category of personal information.

California residents may make a Request to Know up to twice every 12 months. We will respond to verifiable requests received from California residents as required by law. The instructions for submitting a verifiable Request to Know are described in the “Submitting Requests” section below.

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Request to Correct: California residents have the right to request that we correct inaccurate personal information that we maintain.
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Right to Non-Discrimination: The CCPA prohibits discrimination against California residents for exercising their rights under the CCPA. Discrimination may exist where a business denies or provides a different level or quality of goods or services, or charges (or suggests that it will charge) different prices, rates, or penalties on residents who exercise their CCPA rights, unless doing so is reasonably related to the value provided to the business by the residents’ data.
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Financial Incentives: A business may offer financial incentives for the collection, sale or deletion of California residents’ personal information, where the incentive is not unjust, unreasonable,

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coercive or usurious, and is made available in compliance with applicable transparency, informed consent, and opt-out requirements. California residents have the right to be notified of any financial incentives offers and their material terms, the right to opt-out of such incentives at any time, and may not be included in such incentives without their prior informed opt-in consent. We do not offer any such incentives at this time.
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Submitting Requests. Do-Not-Sell (Opt-out) Requests, Requests to Know, Requests to Delete, Requests to Limit Use of Sensitive Personal Information and Requests to Correct may be submitted:
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By contacting us at 1-800-889-9288 (toll free)
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By submitting a Consumer Request through this link

We will use the following process to verify Requests to Know and Requests to Delete: We will acknowledge receipt of your Consumer Request, verify it using processes required by law, then process and respond to your request as required by law. To verify such requests, we may ask you to provide the following information:

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For a Request to Know categories of personal information which we collect, we will verify your identity to a reasonable degree of certainty by matching at least two data points provided by you against information in our systems which are considered reasonably reliable for the purposes of verifying a consumer’s identity.
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For a Request to Know specific pieces of personal information or for Requests to Delete, we will verify your identity to a high degree of certainty by matching at least three pieces of personal information provided by you to personal information maintained in our systems and also by obtaining a signed declaration under penalty of perjury that the requestor is the consumer whose personal information is the subject of the request.

An authorized agent can make a request on a California resident’s behalf by providing a power of attorney valid under California law, or providing: (1) proof that the consumer authorized the agent to do so; (2) verification of their own identity with respect to a Right to Know categories, Right to Know specific pieces of personal information, or Requests to Delete which are outlined above; and (3) direct confirmation that the consumer provided the authorized agent permission to submit the request.

We will respond to verifiable requests received from California residents as required by law. For more information about our privacy practices, you may contact us as set forth above.

Consumer Requests Received in 2021. In calendar year 2021, we received and responded to consumer requests under the CCPA as set forth in the table below:

Request Type	Number of Requests Received	Number of Requests With Which We Complied (in whole or in part)	Number of Requests Denied*	Average Response Time (Number of Days)
Requests to Know	1	1	0	33
Requests to Delete	3	1	2	64

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Requests to Opt-Out of the Sale of Personal Information	790	782**	0	0

*This includes requests that were denied because we were unable to verify the identity of the requestor.

**We receive opt-out requests through multiple channels including a cookie preference manager and by email. The difference between the number of requests received and the number of requests we responded to is due to the channel by which we received the request to opt-out. We received 8 requests to opt-out through email. We followed up with the requestors for more information, but the requestor never clarified to which WTW group or information their request applied to.

Opt-Out Preference Signals and “Do-Not-Track” Signals

The WTW intranet is unable to process opt-out of tracking signals such as the Global Privacy Control (GPC). For more information about the GPC, please click here. In addition, the WTW intranet does not recognize or respond to any signal which your browser might transmit through its so-called “Do Not Track” (DNT) feature. For more information about DNT signals, please click here.

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